SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               FORM 8-K
                            CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


            Date of Report (date of earliest event reported)
                        September 22, 1999


                        XEROX CORPORATION
         (Exact name of registrant as specified in its charter)

New York              1-4471                16-0468020
(State or other       (Commission File      (IRS Employer
jurisdiction of       Number)               Identification
incorporation)                              No.)

                       800 Long Ridge Road
                         P. O. Box 1600
                Stamford, Connecticut  06904-1600
        (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code:
                        (203) 968-3000


Item 5.  Other Events

On September 22, 1999, Registrant announced that it had entered into an Asset Purchase Agreement pursuant to which Registrant would acquire the business and assets, subject to certain liabilities, of the Color Printing and Imaging Division ("Division") of Tektronix, Inc. for a cash purchase
price of $950 million.   The purchase price is subject to adjustment based
upon the closing date net assets.   The Division manufactures and markets
a family of Phaser r color laser and solid ink printers which last year had nearly $725 million in sales. In addition, the Division has an established distribution network and manufacturing facilities. The Division employs approximately 2,400 people worldwide and is headquartered in Wilsonville, Oregon, a suburb of Portland. The Registrant expects that most of the employees of the Division will become employees of Registrant in its new Xerox Office Printing Business ("Business") and that Gerry Perkel, current president of the Division, will become president of the new Business. The closing of the transaction is subject to regulatory reviews and customary closing conditions.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ Martin S. Wagner
                                             ----------------
                                             By: Martin S. Wagner
                                                 Assistant Secretary

Dated: September 23, 1999